BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 84th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: August 13, 2013 at 7:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and the state of São Paulo. CHAIR: Abilio dos Santos Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the full quorum of effective members. RESOLUTIONS ADOPTED: 1.  Changes to the Executive Board – Pursuant to the Company’s Acceleration Plan, the Board approved the review of the Management Structure, to be made matricial and divided into: (i) five global areas responsible for the definition of policies and guidelines as follows: 1. Marketing and Innovation; 2. Finance, Administration and IR and 3. Human Resources; 4. Operations; 5. Integrated Planning and Management Control; (ii) two areas accountable for the business regions in the Brazilian and international markets with a focus on the increase in Market Share and on the development and expansion of the business regions. As a result, the following changes have been made in the Executive Board: 1.1.  Election of the Chief Executive Officer: The Board resolved to elect Claudio Eugenio Sttiller Galeazzi, Brazilian, married, accountant, enrolled in the tax register (CPF) under number 381.876.128-00, bearer of Brazilian ID number 2.312.869-0 SSP-SP, resident and domiciled in the city and state of São Paulo as Chief Executive Officer, with his term of office to coincide with that of the remaining members of the Executive Board, in succession to José Antonio do Prado Fay who has held the position of Chief Executive of BRF since 2008 and was responsible for the successful merger between Sadia and Perdigão. The growth of BRF during Mr. Fay’s period in office as Chief Executive (October 2008 to August 2013) was well known with an increase of 150% in net sales revenue and 260% in total shareholder return. The Board of Directors thanked Mr. Fay for his efficient performance and dedication particularly in implementing one of the largest mergers ever to be concluded in the Brazilian market. 1.2. Appointments as Executive Vice Presidents: The following executive vice presidents were elected: Sylvia de Souza Leão Wanderley, Brazilian, married, enrolled in the tax register (CPF) under number 731.199.977-49, bearer of Brazilian ID number 5.846.104-7, resident and domiciled in the city and state of São Paulo; and Hélio Rubens Mendes dos Santos, Brazilian, married, engineer, enrolled in the tax register (CPF) under number 472.238.200-04, bearer of Brazilian ID number 5.056.775-6 resident and domiciled in the city and state of São Paulo; 1.3. Changes in the Executive Board: In the light of the proposed structure, Messrs.  Antonio Augusto de Toni and Nelson Vaz Hacklauer shall remain as executives of the Company, ceasing to hold the positions of executive vice presidents. Messrs José Eduardo Cabral Mauro and Wilson Newton de Mello Neto are leaving the Company. 1.4.  The Board also recorded its particular gratitude to the other executives who will not be staying in the Company but who have played a fundamental role in its development. Thus, with its term of office to run until the E/AGM of 2015, the Executive Board shall be made up of: Chief Executive Officer, Claudio Eugenio Sttiller Galeazzi; Chief Financial, Administrative and Investor Relations Officer, Leopoldo Viriato Saboya; Executive Vice-Presidents: Ely David Mizrahi; Luiz Henrique Lissoni; Gilberto Antonio Orsato; Nilvo Mittanck; Hélio Rubens Mendes dos Santos and Sylvia Leão. 2. New Businesses Acceleration Program –  The Board of Directors also approved the proposal for four work fronts made up of Company executives and coordinated by the consultancy, Galeazzi & Associados contemplating the principal opportunities of identified improvements encompassing the following processes: 1) Generating demand: new Go-To-Market strategy; increase in sales productivity; increase in management of those items with a short shelf life; optimization of product portfolio profitability; change in governance and in pricing intelligence.2) Planning: acceleration in the capture of the benefits accruing from projects for operating improvements; logistical optimization; improvements in the production programming process; reduction in the complexity of distribution; reduction in finished products inventory; optimization of investments – focus on strategic assets. 3) Support: review of the scope of the administrative areas; review of the administrative, commercial and DC sites; analysis of general expenses and overheads. 4) Source: improvement in manufacturing and logistical productivity; review of the manufacturing footprint and, consequently of the logistical network; optimization of the logistics infrastructure and systems; optimization of procurement processes. On the basis of initial data already known to management, the Company believes that the identified opportunities can be gradually seized and if fully realized, generate an additional annual operating result of up to R$ 1.9 billion as from 2016. Investments of about R$ 800 million over the next three years would have to be approved if the expected results are to be achieved.  Company management points out that any estimate with relation to these opportunities is essentiallycontingent on the success with which the identified processes are implemented as well as the approval of the associated investments and expenditure. In addition, these expectations are also conditional on factors over which the Company has no control, such as: changes in the market and the overall performance of the country, sector and the international markets. These estimates are therefore subject to eventual changes and may not be reached totally or partially. The meeting was concluded on August 13, 2013. These minutes are a summary of the full meeting of the Board of Directors and were signed by all the Directors: ABILIO DOS SANTOS DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; PEDRO DE ANDRADE FARIA; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary